Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Given Imaging Ltd:

We consent to the incorporation by reference in the registration statement (File No. 333-111310 and 333-152335) on Form S-8 of Elron Electronic Industries Ltd. of our report dated March 6, 2012, with respect to the consolidated balance sheets of Given Imaging Ltd. (the “Company”) and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 20-F of Elron Electronic Industries Ltd.

Our report refers to the adoption by the Company of ASU 2009-13, Revenue Recognition included in ASC Topic 605: Multiple-Deliverable Revenue Arrangements and ASU 2009-14, Software included in ASC Topic 985, as of January 1, 2010.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Haifa, Israel
March 6, 2012